To All Shareholders of EnCana Corporation

Re: Interim Financial Statements

Under National Instrument 54-102 of the Canadian securities regulatory authorities, all shareholders of EnCana Corporation are entitled to receive a copy of our interim financial statements. If you wish to receive a copy of the 2003 interim financial statements, please complete, sign and return this form by mail or facsimile. Your name will then be placed on the Supplemental Mailing List maintained by our Transfer Agent and Registrar, CIBC Mellon Trust Company.

Shareholders will receive a new election form each year in order for us to make sure we are mailing interim financial statements only to shareholders who have requested a copy.

EnCana’s interim financial statements are also available for viewing on our website:

www.encana.com (see “Investor Relations”):

If you have any questions about this procedure, please call CIBC Mellon Trust Company at:

1-800-387-0825 (toll free in North America) or at 416-643-5500.

Please return a completed form with your Form of Proxy in the enclosed postage-paid envelope or mail it, at your convenience, to:

CIBC Mellon Trust Company PO. Box 7010 Adelaide Street Postal Station Toronto, Ontario M5C 2W9

or send it by facsimile to:	416-643-3135

To:   EnCana Corporation

Please add my name to the Supplemental Mailing List to receive 2003 interim financial statements. I confirm that I am a shareholder of EnCana Corporation.

PLEASE PRINT

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